EXHIBIT 5.1

March 19, 2009

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado
80111

Dear Sirs/Mesdames:

Re:  Apollo Gold Corporation (the “Corporation”)/S-3 SEC Filing

You have requested that we provide, as Yukon counsel, the following opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 as amended, relating to the qualification for sale of 83,191,106 common shares by the selling shareholder as identified in the Registration Statement.

42,614,254 of the common shares are issuable pursuant to warrants (the “Bridge Warrants”) issued pursuant to a certain bridge facility agreement dated December 10, 2008 (the “Bridge Facility Agreement”) by and among the Corporation, as borrower, RMB Australia Holdings Limited and Macquarie Bank Limited (each a “Financier”), and RMB Resources Inc. as agent (in such capacity, the “Agent”) and as security agent (in such capacity the “Security Agent”).

34,836,111 of the common shares are issuable pursuant to warrants (the “Project Warrants”) issued pursuant to a certain a project facility agreement dated February 20, 2009 (the “Project Facility Agreement”) among the Corporation, as borrower, the Financiers, and the Agent.

3,172,840 of the common shares were issued (the “Agent Shares”) and 2,567,901 common shares are issuable pursuant to warrants (the “Agent Warrants”, together with the Bridge Warrants and the Project Warrants being collectively the “Warrants”) issued pursuant to letter agreements dated December 15, 2008 and January 30, 2009 (the “Agent Agreement”) between the Corporation and Haywood Securities Inc.

Scope of Review

For the purposes of our opinion, we have examined faxed or emailed copies of the following documents:

(a)	the Registration Statement;

(b)	the Bridge Facility Agreement;

(c)	the certificates representing the Bridge Warrants;

(d)	the Certificate of the President and Chief Executive Officer of the Corporation dated December 11, 2008 certifying the resolutions of the Directors of the Corporation dated December 5, 2008;

(e)	the Certificate of the President and Chief Executive Officer dated December 11, 2008 certifying, facts pertaining to the closing of the Facility Agreement;

(f)	the Project Facility Agreement;

(g)	the Agent Agreement;

(h)	the certificates representing the Project Warrants;

(i)	the certificates representing the Agent Warrants;

(j)	the Certificate of the Chief Financial Officer of the Corporation dated February 20, 2009 certifying the resolutions of the Directors of the Corporation dated February 12, 2009;

(k)	the Certificate of the Chief Financial Officer of the Corporation dated March 19, 2009 certifying the receipt and sufficiency of consideration and the issuance of the shares and warrants;

(l)	a certificate of status dated March 11, 2009 for the Corporation issued pursuant to the Business Corporations Act (Yukon) and

(m)	the articles and by-laws of the Corporation.

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.
the conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us;

4.
The accuracy, completeness and truth of all facts set forth in the Corporation’s minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

5.
Each of the Bridge Facility Agreement, Project Facility Agreement and the Agent Agreements are legal, valid and binding against all of the signatories thereto, other than the Corporation and each such agreement  is enforceable in accordance with its terms; and

6.
The Corporation has received the consideration for the Agent Shares, and the Warrants, and to the extent that property, service or other consideration is  received for the issuance of the Agent Shares or Warrants, it is not less in value that the fair equivalent of the money that the Corporation would have received if the Agent Shares, or the Warrants, as the case may be, had been issued for money.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by laws, other than those of the Yukon Territory and the federal laws of Canada applicable therein, in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation.  We have reviewed the documents noted above in the section headed “Scope of Review”, but we have not participated in the negotiation of their terms or the drafting thereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinion

Based and relying on the foregoing, we are of the opinion that:

1.	The Corporation is a corporation incorporated under the laws of the Yukon Territory and has not been dissolved thereunder.

2.
The common shares issuable upon the due exercise of the Warrants have been allotted and reserved for issuance and, upon due exercise of each of the respective Warrants and receipt by the Corporation of full payment of the exercise price therefor in accordance with each of the respective Warrants, will be validly issued as fully paid and non-assessable common shares of the Corporation.

3.	The Agent Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

LACKOWICZ, SHIER & HOFFMAN

“Lackowicz, Shier & Hoffman”